Exhibit 99.1

Comparison of the Three Months Ended September 30, 2023 and 2024

The following table presents OSR Holdings’s statement of operations data for the three months ended September 30, 2023 and 2024, and the Korean won (KRW)  and percentage change between the two periods:

	Three Months Ended September 30, (Korean Won in thousands)
	2023	2024	Change $	Change %
	(Unaudited)
Net Sales:	1,154,906	1,119,394	(35,512)	-3%
Cost of Sales	1,008,956	875,526	(133,430)	-13%
Gross Profit	145,950	243,868	97,918	67%

Selling, general and administrative expenses	(6,805,411)	(5,090,682)	1,714,729	-25%
Operating loss	(6,659,461)	(4,846,814)	1,812,647	-27%
Other income (expense)	(111,995)	94,992	206,987	-185%
Loss before income taxes	(6,771,456)	(4,751,822)	2,019,634	-30%

Net Sales

Net sales decreased by KRW 36 million reflecting a decline in net sales of OSR’s portfolio company, RMC, due primarily to the termination of RMC’s distribution agreement with Penumbra for its neuro intervention medical device equipment. OSR expects its revenue to decrease in 2025 and possibly longer, until RMC can replace sales of Penumbra’s products by increasing sales or incorporating additional products from other manufacturers.

Cost of Sales and Gross Margin

Cost of sales decreased by KRW 133 million, or 13%, due to the decline in sales with the termination of RMC’s distribution agreement with Penumbra, which resulted in lower purchase volumes from Penumbra. Gross profit increased by KRW 98 million, or 67%, from KRW 146 million to KRW 244 million, primarily due to increased sales of higher margin products.

Research and Development Expenses

Research and development expenses increased by KRW 56 million, or 308%, from KRW 18 million for the three months ended September 30, 2023 to KRW 74 million for the three months ended September 30, 2024. This was primarily due to increased spending by Darnatein on research and development expenses.

Selling, General, and Administrative Expenses

SG&A expenses decreased by KRW 1,715 million, or 25%, from KRW 6,805 million for the three months ended September 30, 2023, to KRW 5,091 million for the three months ended September 30, 2024. The decrease was primarily attributable to a reduction in amortization expense (KRW 1,859 million), caused by change in assumption used in amortization method, offset to a lesser extent by increases in building maintenance expense (KRW 227 million) and the increase in research and development expenses.

Other Income (Expense)

Other income increased by KRW 207 million, from a loss of KRW 112 million in the third quarter of 2023, to income of KRW 95 million in the third quarter of 2024. The increase is primarily attributable to reducing the loss on foreign currency translation, from KRW 257 million to KRW 39.9 million.

Loss Before Income Taxes

Loss before income taxes for the Quarter was reduced by KRW 682 million, or 30%, from 6.8 billion for the three months ended September 30, 2023 to KRW 4.8 billion for the three months ended September 30, 2024, reflecting primarily a reduction in SG&A expenses and to a lesser extent, a reduction in cost of sales.

Comparison of the Nine Months Ended September 30, 2023 and 2024

The following table presents OSR’s statement of operations data for the nine months ended September 30, 2023 and 2024, and the Korean won (KRW)  and percentage change between the two periods:

	Nine Months Ended September 30, (Korean Won in thousands)
	2023	2024	Change $	Change %
	(Unaudited)
Net Sales:	3,139,754	3,537,771	398,017	13%
Cost of Sales	2,269,583	2,656,774	387,191	17%
Gross Profit	870,171	880,997	10,826	1%

Selling, general and administrative expenses	(12,345,574)	(14,516,613)	(2,171,039)	18%
Operating loss	(11,475,402)	(13,635,616)	(2,160,214)	19%
Other income (expense)	(398,126)	(31,646)	366,480	-92%
Loss before income taxes	(11,873,528)	(13,667,262)	(1,793,734)	15%

Net Sales

Net sales increased by KRW 398 million, or 13%, reflecting an increase in net sales of OSR’s portfolio company, RMC, due primarily to its expansion of sales product portfolio. Although sales increased in the nine-month period, with the termination of RMC’s contract with Penumbra, OSR expects its revenue to decrease in 2025 and possibly longer, until RMC can replace sales of Penumbra’s products by increasing sales or incorporating additional products from other manufacturers.

Cost of Sales and Gross Margin

Cost of sales increased by KRW 387 million, or 17%, reflecting almost entirely the increase in sales volumes for RMC, which purchases products from its suppliers for resale (so, as sales increase, cost of sales increases). Gross profit increased by approximately KRW 11 million, or 1.2%. Gross margin percentage decreased from 27.7% to 24.9%, primarily due to reduced service revenue of Vaximm.

Research and Development Expenses

Research and development expenses remained essentially flat for the two periods, at KRW 198 million for the nine-months ended September 30, 2023 and September 30, 2024. OSR Holdings expects research and development expenses to increase in 2025 if its cash position improves following the completion by BLAC of the acquisition of OSR Holdings.

Selling, General, and Administrative Expenses

SG&A expenses increased by KRW 2.2 billion, or 18%, from KRW 12.3 billion for the nine- months ended September 30, 2023, to KRW 14.5 billion for the nine-months ended September 30, 2024. The increase was primarily attributable to the increase in amortization expenses, which increased by KRW 1.9 billion, or 19%, and to a lesser extent, commissions and professional fees, which increased by KRW 269 million or 26%, and wages and salaries, which increased by KRW 124 million, or 15%.

Other Income (Expense)

Interest income decreased from KRW 30 million in the nine-months ending September 30, 2023 to KRW 15 million in the nine-months ending September 30, 2024, a decline of 50%. Interest expense decreased by KRW 407 million, or 92%, from KRW 440 million to KRW 33 million as a result of reduction in outstanding debt of OSR Holdings and its subsidiaries. Other income (gains on foreign currency exchange and foreign currency translation) decreased by KRW 239 million, from KRW 369 million to KRW 130 million. Other expenses decreased by KRW 214 million, from KRW 358 million to KRW 143 million (losses on foreign currency translation and foreign currency exchange).

Loss Before Income Taxes

Loss before income taxes for the Nine Months Ending September 30, 2024 increased by KRW 1.9 billion, or 15%, from 11.9 billion for the nine months ended September 30, 2023 to KRW 13.7  billion for the nine-months ended September 30, 2024, reflecting higher SG&A expenses, and, to a lesser extent, reduced gross profits from operations.

Comparison of the Years Ended December 31, 2022 and 2023

The following table presents OSR Holdings’ statements of operations for the years ended December 31, 2022 and 2023, and the Korean won (KRW) and percentage change between the two years:

	Year Ended December 31, (Korean won in thousands)
	2022	2023	Change $	Change %
Net Sales:	8,758	4,453,551	4,444,793	50,751%
Cost of Sales	—	3,278,703	3,278,703
Gross Profit	8,758	1,174,848	1,166,090	13,315%

Selling, general and administrative expenses	(1,339,669)	(15,955,519)	(14,615,850)	1,091%
Operating loss	(1,330,911)	(14,780,671)	(13,449,760)	1,011%
Other income (expense)	2,119,106	(956,445)	(3,075,551)	-145%
Loss before income taxes	788,196	(15,737,116)	(16,525,312)	-2,097%

Net Sales

Net sales was KRW 4.5 billion, consisting of sales of medical devices by OSR Holdings’s RMC subsidiary in South Korea, which was acquired by OSR Holdings in late December 2022. OSR Holdings had non-operating income in 2022 from a one-time gain on the disposition of certain financial assets, as described below.

Cost of Sales

Cost of sales was KRW 3.3 billion in 2023, consisting of costs of medical devices purchased (for resale) by OSR Holdings’s RMC subsidiary in South Korea.

Gross Profit

Gross profit was KRW 1.2 billion in 2023 from the sales of medical devices by OSR Holdings’s RMC subsidiary in South Korea.

Selling, General and Administrative Expenses

SG&A expenses consist of personnel-related expenses, including salaries, benefits, bonus, and travel. Other SG&A expenses include amortization of intangible assets, research and development expenses, professional services fees, such as legal, audit, and investor/press relations, research and development expenses, non-income taxes, insurance costs, cost of outside consultants and employee recruiting and training costs. SG&A expenses increased 1,091% in 2023, primarily as a result of the amortization of acquired patents (84%) and consolidation of expenses acquired by subsidiaries (16%) which were not reflected in 2022 financial results. Moreover, OSR Holdings expects to incur additional expenses associated with operating as a public company, including legal, accounting, insurance, exchange listing and SEC compliance and investor relations. OSR Holdings expects quarterly selling, general and administrative expenses, excluding stock compensation expense, to increase to an average of approximately $1.5 million per quarter through the end of 2025.

Research and Development (R&D) Expenses

R&D expenses consist primarily of costs incurred for research activities, including the development of product candidates, pre-clinical and clinical trials and related costs of salaries and contractors. R&D costs are expensed as incurred. OSR Holdings R&D expenses for 2022 and 2023 were KRW 244 million and KRW 324 million, which came from the fully consolidated subsidiaries. OSR Holdings expects to incur and report R&D related expenses mainly from its subsidiaries and affiliates actively engaged in R&D at an estimated amount of $2.5 million to $3.0 million per quarter beginning in 2025.

Other Income (Expense)

Interest income increased from KRW 3 million in 2022 to KRW 23 million in 2023, an increase of 704%. Interest expense increased by KRW 437 million, or 2,570%, from KRW 17 million to KRW 454 million. Other income decreased by KRW 2.2 billion, from KRW 2.3 billion to KRW 160 million, primarily due to a one-time gain from the disposal of financial assets of KRW 2.3 billion. Other expenses increased by KRW 481 million, from KRW 205 million to KRW 685 million.

Loss Before Income Taxes

Loss before income taxes for the Year increased 2,097% from a profit of KRW 788 million in 2022 to a loss of KRW 15.7B in 2023, primarily (88%) due to the increase in SG&A expenses, offset in part (-7%) by the gross profit from OSR Holdings’s RMC subsidiary.

Liquidity and Capital Resources

From inception through September 30, 2024, OSR Holdings has incurred significant operating losses and negative cash flows from its operations. OSR Holdings’ operating losses were KRW 1.3 billion and KRW 14.8 billion for the years ended December 31, 2022 and December 31, 2023, respectively, and KRW 11.5 billion and KRW 13.6 billion for the nine months ended September 30, 2023 and 2024, respectively. As of September 30, 2024, OSR Holdings had an accumulated deficit of KRW 26.26 billion. OSR Holdings has funded its operations primarily through the issuance of common shares, convertible preferred shares, convertible bonds as well as from bank loans, loans from affiliates and, to a lesser extent, from RMC product revenue. OSR Holdings (primarily through its subsidiaries) has raised a cumulative KRW 11.6 billion in gross proceeds through the issuance of common stock and convertible preferred shares. OSR Holdings had KRW 551.4 million in cash and cash equivalents at September 30, 2024, which consisted primarily of bank deposits. OSR Holdings has incurred significant expenses in connection with the Transaction and the Form S-4, which, together with other expenses, has reduced its available funds for operations, resulting in the need for immediate cash infusion, including the October 2024 loan from BLAC, to pay outstanding expenses.

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